RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement

Subject to Completion:
Dated March 28, 2011

Pricing Supplement Dated April __, 2011 to the
Product Prospectus Supplement ERN-ETF-1 Dated February 16, 2011,
Prospectus Dated January 28, 2011, and
Prospectus Supplement Dated January 28, 2011
$ __________ Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012 Royal Bank of Canada

Royal Bank of Canada is offering three (3) separate Buffered Bullish Return Notes (the “Notes”). Each Note is a separate offering linked to the performance of one and only one Reference Asset named below.

The Notes provide a one-for-one positive return if the price of the Reference Asset increases from the Initial Level to the Final Level, subject to the applicable Maximum Redemption Amount, specified below. The Notes do not pay interest, and investors are subject to a one-for-one loss of the principal amount of the Notes for any percentage decrease from the Initial Level to the Final Level of more than 15% between the Pricing Date and the Valuation Date. Any payments on the Notes are subject to our credit risk.

Common Terms for All of the Notes:
Issuer:	Royal Bank of Canada	Maturity Date:	October 18, 2012
Pricing Date:	April 15, 2011	Listing:	None
Issuance Date:	April 20, 2011	Principal Amount:	$1,000 per Note

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, and “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated February 16, 2011.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Specific Terms for Each of the Notes:
Reference Asset	Initial Level	Maximum Redemption Amount	Buffer Percentage	Buffer Level	CUSIP	Principal Amount	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
iShares Russell 2000® Index Fund (IWM)	$●	[119.50%-123.50%], multiplied by the principal amount]	15%	85% of the Initial Level	78008K3U5	$[ ]	100%	$[ ] [ ]%	$[ ] [ ]%
iShares® MSCI Emerging Markets Index Fund (EEM)	$●	[121.00%-125.00%], multiplied by the principal amount]	15%	85% of the Initial Level	78008K3V3	$[ ]	100%	$[ ] [ ]%	$[ ] [ ]%
iShares® MSCI EAFE Index Fund (EFA)	$●	[118.50%-122.50%], multiplied by the principal amount]	15%	85% of the Initial Level	78008K3W1	$[ ]	100%	$[ ] [ ]%	$[ ] [ ]%

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada would not receive a commission in connection with the sale of the Notes. The price of each Note would include a profit of approximately $8.00 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the hedging profits of Royal Bank of Canada exceed $20.00 per $1,000 in principal amount of the Notes.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This terms supplement relates to three separate offerings of Notes.  Each offering is a separate offering of Notes linked to one, and only one, Reference Asset.  If you wish to participate in more than one offering, you must separately purchase the applicable Notes.  The Notes offered by this terms supplement do not represent Notes linked to a basket of two or more of the Reference Assets.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Reference Assets:	As set forth on the cover page.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	April 15, 2011

Issue Date:	April 20, 2011

Valuation Date:	October 15, 2012

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.    Principal Amount + (Principal Amount x Percentage Change); and
2.    Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -15%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -15.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:

Final Level - Initial Level Initial Level

Initial Level:	The closing price per share of the Reference Asset on the Pricing Date.

Final Level:	The closing price per share of the Reference Asset on the Valuation Date.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

Maximum Redemption Amount:	As set forth on the cover page. The actual Maximum Redemption Amount for each of the Notes will be determined on the pricing date.

Buffer Percentage:	15%

Buffer Level:	85% of the Initial Level

Maturity Date:	October 18, 2012, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Approximately eighteen (18) months

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease in the closing price per share of the applicable Reference Asset of more than 15% from the Pricing Date to the Valuation Date.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 16, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated February 16, 2011, as modified by this terms supplement.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, and the product prospectus supplement dated February 16, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 16, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated February 16, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000547/c210112424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offerings to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to these offerings that we have filed with the SEC for more complete information about us and these offerings.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in these offerings will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Level, the Final Level or the closing price per share of any Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, a Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Level), a hypothetical Maximum Redemption Amount of 120.00% of the principal amount, and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + [$1,000 x 5%] = $1,000 + $50 = $1,050

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,050, a 5% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	47%

	Payment at Maturity:	$1,000 + [$1,000 x 47%] = $1,000 + $470 = $1,470 however, the Maximum Redemption Amount is $1,200

	On a $1,000 investment, a 47% Percentage Change results in a Payment at Maturity of $1,200, a 20.00% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-13%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -13% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-20%

	Payment at Maturity:	$1,000 + [$1,000 x (-20% + 15%)] = $1,000 - $50 = $950

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $950, a -5% return on the Notes.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

INFORMATION REGARDING THE REFERENCE ASSETS

We have derived the following information from publicly available documents published by iShares, a registered investment company. We are not affiliated with any of the Reference Assets and each Reference Asset will have no obligations with respect to the Notes. This terms supplement relates only to the Notes and does not relate to any of the shares of any Reference Asset or securities included in any underlying index. Neither we nor RBC Capital Markets, LLC participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets, LLC has made any due diligence inquiry with respect to any Reference Asset in connection with the offering of each of the Notes. There can be no assurance that all events occurring prior to the date of this terms supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any Reference Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Reference Asset could affect the value of the shares of that Reference Asset on the Valuation Date and therefore could affect the Payment at Maturity.

Information provided to or filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”).  BGI has licensed certain trademarks and trade names of BGI for our use. The Notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Fund Advisors ("BGFA"), or by the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

iShares Russell 2000® Index Fund

We have derived the following information from publicly available documents published by BlackRock Institutional Trust Company, N.A. (“BTC”). We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with this Reference Asset and this Reference Asset will have no obligations with respect to the Notes.

iShares consists of numerous separate investment portfolios, including this Reference Asset. The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the iShares Russell 2000® Index (“underlying index”). This Reference Asset typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to this Reference Asset’s shareholders as “ordinary income.” In addition, this Reference Asset realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share price of this Reference Asset, you will not be entitled to receive income, dividend, or capital gain distributions from this Reference Asset or any equivalent payments.

The selection of this Reference Asset is not a recommendation to buy or sell the shares of this Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of this Reference Asset.

The shares of this Reference Asset trade on the NYSE Arca, Inc. under the symbol “IWM”.

The Underlying Index

The disclosures contained in this terms supplement regarding the underlying index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by BTC. BTC has no obligation to continue to publish, and may discontinue publication of, the underlying index.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

Russell began dissemination of the underlying index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the underlying index.  The underlying index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The underlying index is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Comprising the Underlying Index

All companies eligible for inclusion in the underlying index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the underlying index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

An important criteria used to determine the list of securities eligible for the underlying index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Companies with a total market capitalization of less than $30 million are not eligible for the underlying index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the underlying index.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the underlying index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the underlying index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the underlying index using the then existing market capitalizations of eligible companies. Reconstitution of the underlying index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the underlying index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the underlying index. The current index level is calculated by adding the market values of the underlying index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 3,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the underlying index. To calculate the underlying index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the underlying index. In order to provide continuity for the underlying index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

iShares MSCI® Emerging Markets Index Fund

We have derived the following information from publicly available documents published by iShares, a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with this Reference Asset and this Reference Asset will have no obligations with respect to the Notes.

iShares consists of numerous separate investment portfolios, including this Reference Asset. The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “underlying index”). This Reference Asset typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to this Reference Asset’s shareholders as “ordinary income.” In addition, this Reference Asset realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share price of this Reference Asset, you will not be entitled to receive income, dividend, or capital gain distributions from this Reference Asset or any equivalent payments.

The selection of this Reference Asset is not a recommendation to buy or sell the shares of this Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of this Reference Asset.

The shares of this Reference Asset trade on the NYSE Arca under the symbol “EEM”.

The Underlying Index

The disclosures contained in this terms supplement regarding the underlying index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the underlying index.

The underlying index is intended to measure equity market performance in the global emerging markets. The underlying index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The underlying index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The underlying index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia,  Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of February 28, 2011, the five largest country weights were China (16.99%), Brazil (16.35%), South Korea (14.12%), Taiwan (11.95%), and Russia (7.53%), and the five largest sector weights were Financials (23.90%), Energy (15.75%), Materials (14.60%), Information Technology (13.20%), and Telecommunication Services (7.35%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

iShares MSCI® EAFE Index Fund

We have derived the following information from publicly available documents published by iShares, a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Reference Asset and the Reference Asset will have no obligations with respect to the Notes.

iShares consists of numerous separate investment portfolios, including the Reference Asset. This Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the “underlying index”). This Reference Asset typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to this Reference Asset’s shareholders as “ordinary income.” In addition, this Reference Asset realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share price of this Reference Asset, you will not be entitled to receive income, dividend, or capital gain distributions from this Reference Asset or any equivalent payments.

The selection of the Reference Asset is not a recommendation to buy or sell the shares of the Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Asset.

The shares of the Reference Asset trade on the NYSE Arca under the symbol “EFA”.

The Underlying Index

We have derived all information contained in this terms supplement regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The underlying index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the underlying index.

The underlying index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The underlying index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.  The underlying index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The underlying index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

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Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the underlying index.

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Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

HISTORICAL INFORMATION

The graphs below set forth the information relating to the historical performance of each of the Reference Assets. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of each Reference Asset. The information provided in this table is for the four calendar quarters of 2008, 2009, and 2010, as well as for the period from January 1, 2011 through March 25, 2011.

We obtained the information regarding the historical performance of the Reference Assets in the charts below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of any Reference Asset. We cannot give you assurance that the performance of any Reference Asset will result in any positive return on your initial investment in the applicable Notes.

RBC Capital Markets, LLC

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Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	76.50	64.10	68.51
4/1/2008	6/30/2008	76.18	68.24	69.03
7/1/2008	9/30/2008	84.99	64.52	68.39
10/1/2008	12/31/2008	67.35	37.13	49.27

1/1/2009	3/31/2009	51.91	34.27	41.94
4/1/2009	6/30/2009	53.79	41.12	50.96
7/1/2009	9/30/2009	62.61	47.27	60.23
10/1/2009	12/31/2009	63.61	55.34	62.26

1/1/2010	3/31/2010	69.36	58.01	67.81
4/1/2010	6/30/2010	74.65	60.71	61.08
7/1/2010	9/30/2010	68.55	58.66	67.47
10/1/2010	12/31/2010	79.27	66.49	78.23

1/1/2011	3/25/2011	83.76	76.95	82.25

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	50.75	40.68	44.79
4/1/2008	6/30/2008	52.48	44.43	45.19
7/1/2008	9/30/2008	44.76	30.88	34.53
10/1/2008	12/31/2008	34.29	18.22	24.97

1/1/2009	3/31/2009	27.28	19.87	24.81
4/1/2009	6/30/2009	34.88	24.72	32.23
7/1/2009	9/30/2009	39.51	30.25	38.91
10/1/2009	12/31/2009	42.52	37.30	41.50

1/1/2010	3/31/2010	43.47	35.01	42.12
4/1/2010	6/30/2010	44.02	35.21	37.32
7/1/2010	9/30/2010	44.99	36.76	44.77
10/1/2010	12/31/2010	48.62	44.51	47.62

1/1/2011	3/25/2011	48.32	44.25	47.34

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	79.22	65.63	71.90
4/1/2008	6/30/2008	78.76	68.06	68.70
7/1/2008	9/30/2008	68.39	52.36	56.30
10/1/2008	12/31/2008	56.42	35.53	44.87

1/1/2009	3/31/2009	45.61	31.56	37.59
4/1/2009	6/30/2009	49.18	37.28	45.81
7/1/2009	9/30/2009	56.31	43.49	54.70
10/1/2009	12/31/2009	57.66	52.42	55.30

1/1/2010	3/31/2010	58.00	49.94	56.00
4/1/2010	6/30/2010	58.08	45.86	46.51
7/1/2010	9/30/2010	55.81	46.45	54.92
10/1/2010	12/31/2010	59.50	53.85	58.23

1/1/2011	3/25/2011	61.98	54.69	59.38

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Each Linked to a Single Exchange Traded Fund, Due October 18, 2012

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about April 20, 2011, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus supplement dated January 28, 2011.  For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.

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